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                                                                  EXHIBIT (a)(8)

                             Employee Value Program
                           Frequently Asked Questions


1.   What is the Employee Value Program?

     Our Employee Value Program allows you to return the Netegrity stock options that have a higher exercise price than the current market price of our common stock. If you elect to do so, the previously granted stock options must be turned in or tendered on or about September 7, 2001. Details about the administration are below in question number 10.

     If you meet the eligibility requirements and subject to the terms of this offer, we will grant you New Options to purchase the number of shares equal to the number of shares underlying the options you tender. New Options will be granted under the 2000 Stock Incentive Plan. All New Options will be subject to a new option agreement between you and the Company. You must execute the new option agreement before receiving New Options. The exercise price for the New Options will be set at the market price in effect on the day they are granted.

2.   Who is eligible for this program?

     All employees, except Executive Officers and members of the Board of Directors, are eligible for this program with respect to options granted after December 1, 1999. In order to receive New Options, you must remain an employee as of the date the New Options are granted, which we anticipate will be at least six months and one day after the date the returned options are cancelled.

3.   Why are we making this offer?

     We believe that granting stock options motivates you to high levels of performance and provides an effective means to recognize your contributions to the success of our company. The offer provides an opportunity for Netegrity to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, each eligible employee will have the opportunity to eliminate (on the date of grant only) all "underwater" options. We believe this offering will maximize shareholder value by creating better performance incentives for employees who desire the assurance that their options will have an exercise price equal to the market value of our common stock on the grant date.

4.   What are the conditions to this offer?

     The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary.

5. If I tender eligible options in this offer, how many New Options will I receive in exchange?

     If you meet the eligibility requirements and subject to the terms of this offer, we will grant you New Options to purchase the number of shares equal to the number of shares you tender. New Options will be granted under the 2000 Stock Incentive Plan. All New Options will be subject to a New Option agreement between you and the Company. You must execute the new option agreement before receiving New Options.

6.   If I tender options in this offer, when will I receive my New Options?

     We intend to grant the New Options on or about the first business day that is at least six months and one day after the date we cancel the eligible options. Our Board of Directors will select the actual grant date for the New Options. If we cancel accepted eligible options on September 9, 2001, which is the scheduled date for the cancellation of the eligible options, we expect that the New Options will be granted during the week of March 11,




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2002. You must be an employee on the date we are granting the New Options in order to be eligible to receive them.

7.   Why do I have to wait six months and a day to receive the New Options?

     If we were to grant the New Options on any date earlier than six months and one day after the date we cancel the eligible options, we would be required, for financial reporting purposes, to treat the New Options as variable awards, which means that we would be required to record decreases and increases in the company's share price as a compensation expense for the New Options issued under this offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited, or terminated. The higher the trading value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to treat the New Options as variable awards.

8. If I tender eligible options in this offer, will I be required to give up all my rights to the cancelled options?

     Yes. Once we have accepted eligible options tendered by you, those eligible options will be cancelled and you no longer will have any rights under those options.

9. If I tender eligible options in this offer, what will be the exercise price of the New Options?

     The exercise price per share of the New Options will be 100% of the fair market value of our common stock on the date of grant of the New Options. Accordingly, we cannot predict the exercise price of the New Options. Because we do not intend to grant New Options until on or about the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange, the New Options may have a higher exercise price than some or all of your current options. You should bear in mind that the market price of our stock has been volatile in the past and may continue to be volatile. During the approximate six months and one day period prior to the issuance of the new options, the market price of our stock may be affected by many factors, including general economic conditions both domestic and foreign, our own operating performance, strategic initiatives such as acquisitions and joint ventures which we might undertake and announcements of new products, services, technological innovations or distribution partners by us or our competitors. We currently are in discussions with companies that would complement our business; however, no agreements or understandings have been entered into at this time. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your eligible options.

10.  What are the mechanics of the program?

     You will have until September 7, 2001 at midnight Eastern Daylight Time (Boston time), to decide whether or not to tender any of the options you have received since December 1, 1999. During the week of August 13, we will hold group meetings (schedule attached) to provide as much detail and information as possible with which to make a decision. If you decide to tender your options, you must complete and return the agreement, or the Form of Election, included in this packet outlining the details of the arrangement.

     During the week of March 11, 2002, the Company expects to issue a number of New Options equal to the number of previously granted options tendered on September 7, 2001. Again, the exercise price of the New Options will be the market price of Netegrity stock on the date that the New Options are granted.

11.  Over what period of time will the New Options vest?

     The New Options will vest on the same dates as your original options. For example:

     If your original grant was made in May of 2000, the first 25% vested in May 2001. For this example, assume you did not exercise and decide to turn in those options for New Options in six months and one day. When the New Options are granted, 25% of those options will be vested and an additional 25% will vest in May 2002, May 2003, and May 2004.



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12.  Can I tender only a portion of a grant?

     Yes, you may decide to tender some or all of an eligible stock option grant.

13. I have received more than one option grant since December 1, 1999. Does that make a difference to me?

     If you received more than one grant of options after December 1, 1999 and you decide to tender all or some of any grant, all grants received after February 1, 2001 with exercise prices lower than the exercise price of any options you elect to tender also must be relinquished. This is a result of the new accounting rules discussed previously.

     Examples:

     You received two grants in May 2000 and May 2001. The May 2000 grant was for 500 options with an exercise price of $50. The May 2001 grant was for 1,000 options with an exercise price of $38.

     - If you decide to tender all or part of the May, 2000 grant, you also will need to tender the May, 2001 grant since the exercise price is lower and it was granted after February 7, 2001.

     - If you decide NOT to tender the 2000 grant, you do not need to tender the May, 2001 grant, although you may elect to do so.

14. If I tender eligible options in this offer, are there circumstances where I would not be granted New Options?

     Yes. Even if we accept your tendered eligible options, we do not intend to grant New Options to you if we are prohibited from doing so by applicable law or regulations. We will use reasonable efforts to avoid a prohibition, but you will not be granted New Options so long as any prohibition is applicable. If you are no longer an employee on the date we grant New Options, you will not receive any New Options.

15.  What sorts of things do I need to consider before I make my decision?

     No one has a crystal ball regarding the future of the economy, the stock market, Netegrity or our stock price. You will need to ask yourself questions such as:

a) What do I think Netegrity's stock performance will be during the next six months? What is the likelihood that the Netegrity stock price will be higher in six months than the exercise price of my current options?

b) How will the economy be doing in six months? Will the situation be very different in six months or sooner? Will I miss the "up side" on the stock if I am out of the market; i.e. without stock options and the stock price rises, before I am issued New Options?

c) What will be happening in the stock market between now and six months from now?

     All of these considerations and a multitude of other considerations could affect the Netegrity stock price, for better or worse. You must examine all of these considerations and determine whether you are willing to accept the possible "down side" of tendering your options.

     As an example of the "down side" of tendering your options:

     You have stock options with an exercise price of $37. In six months, Netegrity stock is trading at $50. This will result in a new grant of stock options with a higher exercise price than the exercise price of the options you relinquished.

     You will need to look at the specific details of your options and consider what you want to do. What may be "right" for you may be very different from what is "right" for your colleagues.

16.  What happens if I leave Netegrity before the New Options are given to me?




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     In order to be eligible for the New Options, you need to be employed by
Netegrity. If, for any reason, you do not remain an employee of Netegrity or one of its subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered eligible options that have been accepted for exchange.

17.  What if we enter into a merger or other similar transaction?

     If we merge with or are acquired by another entity between the date of cancellation of the eligible options and the date the New Options are granted, the resulting entity will be bound to grant the New Options under the terms described in this offer to exchange. You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of New Options under this option exchange program. Termination for this, or any other, reason before the New Options are granted means that you will not receive the New Option, nor will you receive any other consideration for the options that were cancelled.

18. Will I be eligible for additional stock grants during the six months and one day waiting period?

     No. If we accept eligible options you tender in this offer, you will not receive any additional option grants before you receive your New Options. We will defer until the week of March 11, 2002 or later, the grant of other options for which you may have been eligible.

19.  When will my New Options terminate?

     New Options will be granted under the terms of the 2000 Stock Incentive Plan, which provides that your options will terminate seven (7) years after they are granted, or in March 2009.

20.  What are all the important dates for the Employee Value Program?

    ----------------------------------------------------------------------------
            WHEN                                       WHAT
    ----------------------------------------------------------------------------
    August 9, 2001                              Employee Value Program commences
    ----------------------------------------------------------------------------
    Week of August 13, 2001                     Employee meetings and webinars
    ----------------------------------------------------------------------------
    September 7, 2001 - Midnight                Cutoff for paperwork
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    Week of March 11, 2002                      New Options issued
    ----------------------------------------------------------------------------

21. What happens if I turn in paperwork before September 7, but I change my mind?

     You are encouraged to submit you paperwork before September 7. You may change your mind at any time before Midnight, Eastern Daylight Time (Boston time) on September 7, 2001, by submitting the appropriate form, "Change Elections From Accept to Reject."

22. If I tender eligible options in this offer will I have to pay taxes if I exchange my eligible options in this offer?

     If you exchange your current eligible options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering eligible options through this offer.



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23.  If I tender eligible options in this offer that are incentive stock options, will my New Options be incentive stock options?

     If your current options are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws.

24. What is the difference between an incentive stock option and a non-qualified stock option?

     An incentive stock option is an option which qualifies for favorable tax treatment under section 422 of the Internal Revenue Code. It is granted to an employee of a corporation to purchase company stock at a specified price for a specified period of time. Generally, there are no tax consequences until the stock is sold.

     A non-qualified stock option does not qualify for favorable tax treatment under Code sections 422 or 423.

     Put more simply, you do not have to pay income taxes when you EXERCISE incentive stock options. You pay tax on incentive stock options at the time you SELL stock acquired upon exercise of incentive stock options. However, if you EXERCISE non-qualified stock options, you must pay income taxes on the difference between the exercise price and the market price at the TIME OF THE EXERCISE. If you achieve additional gains at the time you sell stock acquired upon exercise of your non-qualified options, you will pay additional income tax on the additional gain.

25.  To whom do I return my paperwork?

     Paperwork should be returned to:

     Nicole Ouellette - nouellette@netegrity.com - 781-663-7228 - fax 781-697-0025

26.  Who can answer questions about the program?

     Michelle Barbary - mbarbary@netegrity.com - 781-663-7265
     Nicole Ouellette - nouellette@netegrity.com - 781-663-7228
     Melissa Kraus - mkraus@netegrity.com - 781-663-7353





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                                   Definitions

1. Stock Option - A stock option gives you the right to buy a set number of shares of company stock at a set price for a defined period.

2. Market Price - The market price is the price at which the stock is being publicly traded on NASDAQ or another stock exchange.

3. Option Price or Exercise Price - The option price or exercise price is the price at which you can purchase the stock if you exercise your option.

4. Vesting - A vesting schedule sets out the dates at which you can exercise each stock option. For example, our 2000 Stock Option Program, gives you the right to exercise 25% of your options at 12, 24, 36, and 48 months after the date your stock options are granted. You are vested in 25% of your options after you complete each year of service with the company. You will continue to have this right for 7 years from the issue date, provided you remain employed by Netegrity.





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